Bustos

BUSTOS MEDIA, LLC
OREGON DIVISION

February 16, 2011

To the Board of Directors of American River Bank and American River Bankshares,

Effective April 20, 2011, I am retiring from the Board of Directors of American River Bank and American River Bankshares. My term was to expire on May 19, 2011 and I am not standing for reelection.

My decision is not due to any disagreement whatsoever with the Company, its operations, policies or practices. My decision is based on personal reasons having to do primarily with the relocation of my family residence as well as the headquarters of my radio broadcasting company, Bustos Media, to the Portland, Oregon market.

I have enjoyed my 7 plus years with the Company and the many successes we have accomplished together. My best wishes for continued success to all the management and staff at American River Bank and American River Bankshares.

Sincerely,

Amador S. Bustos

5110 SE Stark Street, Portland, Oregon 97215 Tel: (503) 233-5280 Fax: (503) 234-5593